CLASS A DISTRIBUTION PLAN
GUGGENHEIM FUNDS TRUST
SCHEDULE A

Series of Guggenheim Funds Trust:

Guggenheim Alpha Opportunity Fund
Guggenheim Capital Stewardship Fund
Guggenheim Diversified Income Fund
Guggenheim Floating Rate Strategies Fund
Guggenheim High Yield Fund
Guggenheim Investment Grade Bond Fund
Guggenheim Large Cap Value Fund
Guggenheim Limited Duration Fund
Guggenheim Macro Opportunities Fund
Guggenheim Market Neutral Real Estate Fund
Guggenheim Mid Cap Value Fund
Guggenheim Multi-Asset Fund
Guggenheim Municipal Income Fund
Guggenheim Risk Managed Real Estate Fund
Guggenheim Small Cap Value Fund
Guggenheim StylePlus-Large Core Series
Guggenheim StylePlus-Mid Growth Fund
Guggenheim Total Return Bond Fund
Guggenheim World Equity Income Fund

Dated: November 17, 2015